EXHIBIT 99.1

Apyx Medical Corporation Announces Board Leadership Transition

Andrew Makrides Retiring Following More Than 40 Years of Service as Chairman of the Board of Directors; Stavros Vizirgianakis Appointed to Succeed Mr. Makrides as Chairman

CLEARWATER, FL — May 9, 2024 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical”; the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today announced the retirement of Andrew Makrides as Chairman of the Board, after serving the Company in this position since 1982. The Board of Directors has appointed Stavros Vizirgianakis Chairman of the Board, effective as of May 7, 2024.

“On behalf of the entire organization, I would like to express our gratitude to Andrew for his leadership and the immense contributions made during his more than 40-year tenure at Apyx Medical,” said Charlie Goodwin, President and Chief Executive Officer. “Andrew has served continuously as Chairman of the Board since co-founding Apyx Medical in 1982, while also leading the Company in multiple senior leadership roles, including as its President from 1985 until 2011 and Chief Executive Officer from 1998 until 2013. His dedication, vision and thoughtful guidance have been instrumental to the development of our organization from a start-up to a leading, Nasdaq-listed, advanced energy company serving customers in more than 60 countries. We wish him the best in his future endeavors as he begins retirement.”

Mr. Goodwin continued: “I am also pleased to welcome Stavros to the Chairman role, who joins our Board of Directors following an impressive career in the medical device industry, including significant leadership experience as both a director and senior executive of publicly-traded medical device companies. I look forward to working together as we pursue the next stage of growth for Apyx Medical.”

“It has been one of the greatest privileges of my life to serve Apyx Medical and its stakeholders, while working alongside so many talented individuals during my tenure,” said Andrew Makrides. “Thank you to my fellow board members, and everyone who I have worked with, for your support. I look forward to the Company’s future success under new leadership and believe it is well-positioned to build upon the many achievements we have made in recent years.”

“I am honored to be named Chairman of the Board during this important time in the Company’s evolution as a leading provider of advanced energy technologies,” said Stavros Vizirgianakis. “I believe our Helium Plasma Technology has the potential to revolutionize the cosmetic surgery market and look forward to partnering with fellow directors and colleagues as we drive strong growth and value creation for the benefit of all Apyx Medical stakeholders.”

Additional details regarding the foregoing are set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2024.

About Stavros Vizirgianakis

Stavros Vizirgianakis is an investor and strategic advisor to companies in the medical device field. He currently serves on the Board of Directors at the following healthcare companies: Tally Surgical, Inc.; Theragenics Corporation; Xtant Medical Holdings, Inc. (NYSE American: XTNT); and Medinotec, Inc. (OTCQX: MDNC). Mr. Vizirgianakis previously served on the Board of Directors at Bioventus Inc. (Nasdaq: BVS) and Tenaxis Medical.

Mr. Vizirgianakis is the former Chief Executive Officer of medical device company, Misonix, Inc., which he led from 2016 through the company’s acquisition by Bioventus Inc. in 2021. He previously served as Managing

Director of the Medical Devices business at Ascendis Health Limited (JSE: ASC) from 2014 to 2016. Mr. Vizirgianakis co-founded Surgical Innovations, one of the largest privately-owned medical device distributors in the African region, which later became part of Ascendis Health Limited. His career in the medical device industry also includes experience serving as Director of Sales for sub-Saharan Africa at United States Surgical Corporation and as General Manager of South Africa at Tyco Healthcare. Mr. Vizirgianakis holds a degree in Commerce from the University of South Africa.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website www.ApyxMedical.com.

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